UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2014

Argos Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Lease Agreement for Durham Headquarters

On August 18, 2014,  Argos Therapeutics, Inc. (the “Company” or “we” or “us”), entered into a Lease Agreement (the “Lease Agreement”) with TKC LXXII, LLC, a North Carolina limited liability company (“TKC”).

Under the Lease Agreement, we will lease certain land and an approximately 97,500 square-foot building to be constructed on approximately 11 acres in Durham County, North Carolina. This facility will house our corporate headquarters and primary manufacturing facility.  The Lease Agreement is intended to replace the Company’s existing lease, which currently expires in November 2016, located at 4233 Technology Drive, Durham North Carolina. The shell of the new facility will be constructed on a build-to-suit basis by TKC, at its expense, in accordance with agreed upon specifications and plans as set forth in the Lease Agreement.

The term of the Lease Agreement will be 10 years from the commencement date for the initial term, with the Company having the option to extend the Lease Agreement by six five-year renewal terms. Initial rent will be approximately $61,750 per month, subject to certain fixed increases over the course of the term as set forth in the Lease Agreement and to adjustment based on our use of certain amounts allocated for upfitting the interior of the facility.

The foregoing description of the Lease Agreement is qualified in its entirety by reference to the Lease Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

	10.1	Lease Agreement, dated August 18, 2014, between Argos Therapeutics, Inc. and TKC LXXII, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

	By:	/s/ Jeffrey D. Abbey
	Name:	Jeffrey D. Abbey
	Title:	President and Chief Executive Officer

DATED: August 22, 2014